EXHIBIT 10.1



                             THIRD AMENDMENT
                                 TO THE
           HANNAFORD BROS. CO. EMPLOYEE STOCK PURCHASE PLAN


     The Hannaford Bros. Co. Employee Stock Purchase Plan (the "Plan") was last amended and restated effective October 19, 1994. The Plan was thereafter amended by a First Amendment, effective February 7, 1995, and a Second Amendment, effective August 20, 1995. The Plan is hereby further amended in the following respects:

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.  Subsection (f) of Section 2 is hereby amended to read as follows:

              "(f) Compensation' shall mean the base salary or wages paid to an Employee by the Corporation or any Subsidiary, before any reduction pursuant to a deferral election under Code Subsection 401(k) or a benefit election under a Code Subsection 125 plan sponsored by the Corporation or any Subsidiary, including compensation for incentive hours and excluding nonguaranteed overtime pay, bonuses and other irregular payments."

     3.  The second paragraph of Section 7, Section 9, the first paragraph of
Section 10, Section 11 and the second paragraph of subsection (b) of Section 12 are hereby amended by replacing the parenthetical "(including fractional Shares)" with the parenthetical "(including fractional Shares, if provided for in the Option Agreement)".

     4.  This Amendment shall be effective October 2, 1996.